Exhibit 99.1

Tel-Instrument Electronics Corp. Announces $300,000 Investment By CEO, Board Member and Affiliate

-  Investors Commit To An Additional $200,000 At Company’s Discretion -

September 26, 2012. East Rutherford, N.J.-- Tel Instrument Electronics Corp. ("Tel") (NYSE MKT: TIK) announced that it has secured an equity purchase commitment for up to $500,000 in total from the Chief Executive Officer, a director and an affiliate to the Company to be called upon at the Company’s discretion.

The stock subscription agreements provide for the sale of up to $500,000 of newly issued restricted shares at a price of $3.60 per share, the closing average price of Tel’s shares following the signing of the individual stock subscription agreements. A total of $300,000 of has been called upon by the Company and the Company will issue 83,333 shares of restricted stock in exchange for this amount to the three investors with an additional $200,000 of stock available to be issued at the Company’s discretion.  These stock purchase agreements have an expiration date of December 31, 2012.   This financing will be used for general business purposes.

The price was determined to be fair by a Special Valuation Committee of the Board, composed of Messrs. Robert H. Walker and Robert Rice, who did not participate in this share purchase.

Tel is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors including potential award protests; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600

or

Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com